EXHIBIT 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
among
WESTMORELAND RESOURCES, INC.,
WRI PARTNERS, INC.,
WESTMORELAND COAL COMPANY,
ABSALOKA COAL, LLC,
and
FEEDSTOCK INVESTMENTS IV, LLC
DATED EFFECTIVE OCTOBER 16, 2008

i

EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Form of Assignment of Member Interest
Exhibit B	Form of Amended and Restated Operating Agreement for Absaloka Coal, LLC
Exhibit C	Form of Approval Escrow Agreement
Exhibit D	Private Letter Ruling Request
Exhibit E	Form of Fixed Payment Note
Exhibit F	Form of Contingent Payment Obligation
Exhibit G	Form of Investor Pledge Agreement
Exhibit H	Form of Investor Parent Guarantee
Exhibit I	Form of IRS Audit Escrow

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This Membership Interest Purchase Agreement (this “Agreement”), dated effective October 16, 2008, is between WESTMORELAND RESOURCES, INC., a Delaware corporation (“WRI”), WRI PARTNERS, INC., a Delaware corporation (“WRI Sub”), WESTMORELAND COAL COMPANY, a Delaware corporation (“WCC”), FEEDSTOCK INVESTMENTS IV, LLC, a Delaware limited liability company (“Investor”), and ABSALOKA COAL, LLC, a Delaware limited liability company (“Absaloka” or the “Company”).
RECITALS
     A. WRI and WRI Sub are currently the sole members of Absaloka.
     B. The terms by which Absaloka is governed are currently set forth in the Amended and Restated Limited Liability Company Operating Agreement of Absaloka dated September 10, 2008, between WRI and WRI Sub (the “Original Operating Agreement”).
     C. WRI desires to sell to Investor and Investor desires to purchase from WRI all of the WRI Membership Interest in Absaloka pursuant to the terms and conditions of this Agreement, and concurrently herewith, WRI Sub and Investor desire to amend and restate the Original Operating Agreement (the “Restated Operating Agreement”), in accordance with the terms described herein and in the Restated Operating Agreement.
AGREEMENT
     IN CONSIDERATION of the Equity Payment set forth below in Section 4.1, the incurrence by Investor of the Contingent Payment Obligation and the issuance of the Fixed Payment Note, as set forth below in Section 4.2, the grant by WRI Sub of the Investor Options, as set forth in Section 5, the mutual promises set forth in the Restated Operating Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WRI, WRI Sub, Investor and Absaloka agree as follows:
     1. Purchase and Sale; Restatement of Operating Agreement. WRI agrees to sell and assign the WRI Membership Interest to Investor and Investor agrees to purchase the WRI Membership Interest from WRI, and WRI Sub grants to Investor the Investor Options, all pursuant to the terms and conditions of this Agreement. At the Closing, WRI will assign the WRI Membership Interest to Investor, free and clear of all Liens and encumbrances created by, through or under WRI, and shall execute an Assignment of Member Interest in substantially the form of Exhibit A hereto (the “Member Assignment”). At the Closing, Investor and WRI Sub will enter into the Restated Operating Agreement in substantially the form of Exhibit B hereto. Defined terms used herein which are not defined herein shall have the meanings ascribed thereto in the Restated Operating Agreement. Section 18.11 contains a list of terms defined herein and in the Restated Operating Agreement, with references to the Sections of this Agreement and the Restated Operating Agreement where such definitions are located.
     2. The WRI Membership Interest. The “WRI Membership Interest” shall be WRI’s entire right, title and interest as a member of Absaloka. WRI, WRI Sub and Investor agree that, after giving effect to the transactions contemplated herein, WRI shall no longer be a member of Absaloka, and WRI Sub and Investor shall have the respective Membership Interests in Absaloka as are set forth in the Restated Operating Agreement.
     3. Closing Date. The closing of the purchase and sale of the WRI Membership Interest and the granting of the Investor Options (the “Closing”) shall be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Denver, Colorado on October 16, 2008 or at such other date and place as the parties shall agree.

     4. Consideration for Purchase of WRI Membership Interest. In consideration of the purchase of the WRI Membership Interest, Investor shall deliver to WRI the Equity Payment (as defined in Section 4.1) and the Fixed Payment Note and shall assume the Contingent Payment Obligation (as defined in Section 4.2).
          4.1 Equity Payment. The cash portion of the purchase price for the WRI Membership Interest shall be $4,000,000 (the “Equity Payment”), payable by wire transfer of immediately available funds as follows: (a) Investor shall pay $2,000,000 of the Equity Payment to WRI in cash at the Closing; and (b) Investor shall pay the remaining $2,000,000 of the Equity Payment in cash into an escrow account with First Interstate Bank, as escrow agent, pursuant to an escrow agreement substantially in the form of Exhibit C hereto (the “Approval Escrow”), pending the following (the “Second Payment Conditions”): (A) receipt of the following on or prior to April 1, 2009: (i) receipt from the Internal Revenue Service (“IRS”) of a private letter ruling (the “Private Letter Ruling”) granting, to Investor’s and WRI’s reasonable satisfaction, the rulings requested in the Private Letter Ruling Request attached as Exhibit D hereto (a “Favorable Ruling”); (ii) receipt by Absaloka of approval of the Second Crow Lease and the Crow Sublease from the Bureau of Indian Affairs (“BIA Approval”); and (iii) assignment of contracts for the sale of coal produced from the Sublease representing at least 90% of the production subject to sales contracts from the Absaloka Mine to which WRI is a party and (B) at April 1, 2009, none of WRI, WCC, Investor, nor Investor Parent (as defined in Section 4.2(e) below), shall have commenced a voluntary bankruptcy proceeding or consented to the appointment of a receiver, liquidator, assignee, custodian, or trustee for the purpose of winding up its affairs. The satisfaction or waiver of the Second Payment Conditions shall be determined in accordance with the procedures set forth in Section 6.

          4.2 Deferred Payments.
          (a) At the Closing, Investor (i) shall execute and deliver to WRI a promissory note substantially in the form of Exhibit E hereto (the “Fixed Payment Note,” amounts payable in respect of which being referred to as the “Fixed Payment Obligation”) and (ii) shall assume the Contingent Payment Obligation substantially in the form of Exhibit F (collectively, the Contingent Payment Obligation and the Fixed Payment Note shall be referred to as the “Deferred Payment Notes,” the Contingent Payment Obligation and the Fixed Payment Obligation shall be referred to as the “Deferred Payment Obligations,” and payments made pursuant to the Deferred Payment Obligations shall be referred to as the “Deferred Payments”).
          (b) Under the Fixed Payment Note, and subject to the terms thereof, Investor shall pay to WRI $2,000,000 each calendar quarter (prorated for each partial quarter), which amount shall be inclusive of accrued interest at a rate of 10% per annum on the unpaid balance of the Fixed Payment Note; provided, however, that such amount shall be increased by the amount of any Fixed Payment Note payment postponed from a prior calendar quarter pursuant to the terms of the Fixed Payment Note. Payments under the Fixed Payment Note will be payable in arrears commencing with a payment for the quarter ended December 31, 2008, until the earlier of (i) total principal payments of $27,215,982 having been made, and (ii) December 31, 2012 (the “Maturity Date”). On the Maturity Date, all remaining principal and accrued interest on the Fixed Payment Note shall become due and payable. The Fixed Payment Note may not be prepaid.
          (c) The Contingent Payment Obligation is based on the amount of Indian Coal Production Tax Credits (the “Indian Coal Production Tax Credits”), as determined under Section 45(e) of the Internal Revenue Code of 1986, as amended (the “IRC” or “Code”), attributable to Absaloka’s production and sale of Indian coal, within the meaning of Section 45(e)(9) of the Code (“Indian Coal”) from the Sublease, that is allocated to Investor pursuant to the Restated Operating Agreement. Under the Contingent Payment Obligation, and subject to the terms thereof, Investor is required pay to WRI for each calendar quarter an amount equal to the excess of (i) 90% of the Indian Coal Production Tax Credits that have been allocated by Absaloka to Investor under the Restated Operating Agreement during the immediately preceding calendar quarter over (ii) aggregate payments made to WRI or into the Approval Escrow, as provided for in subsection (d) below, as applicable, including interest, under the Fixed Payment Note in respect of such quarter. The amount of Indian Coal Production Tax Credits allocated to Investor by Absaloka for each calendar quarter shall be set forth in the Quarterly Report provided for in Section 14.1.
          (d) Investor shall make the Deferred Payments to WRI by wire transfer of immediately available funds to an account designated in writing by WRI. Deferred Payments shall be made within ten (10) Business Days after receipt by Investor of an invoice (the “Invoice”) from WRI (a copy of which shall be delivered to Absaloka) delivered after the end of each calendar quarter, which Invoice shall include the Quarterly Report and indicate accrued amounts payable under each of the Deferred Payments, with payments under the Fixed Payment Note to be applied first to accrued and unpaid interest and thereafter to outstanding principal; provided, however, that any Deferred Payments shall be paid into the Approval Escrow until the satisfaction or waiver of the Second Payment Conditions in accordance with the procedures set forth in Section 6. Upon the satisfaction or waiver of the Second Payment Conditions, all amounts held in the Approval Escrow, including any earnings therein, shall be paid to WRI.

          (e) The Deferred Payment Obligations shall be recourse obligations of Investor and shall be secured by a pledge by Investor to WRI of Investor’s entire Membership Interest in Absaloka pursuant to a Pledge Agreement substantially in the form of Exhibit G hereto (the “Investor Pledge”). In addition, an affiliate of Investor that is the direct or indirect owner of 100% of the issued and outstanding membership interests of Investor (“Investor Parent”), shall be obligated, pursuant to a Guaranty substantially in the form of Exhibit H hereto (the “Investor Parent Guaranty”), to guaranty the payment by Investor of all Deferred Payments. The amount of the guaranty shall be limited to 90% of the Indian Coal Production Tax Credits allocated by Absaloka to Investor in respect of the period covered by the Invoice, subject to the aggregate limit set forth below (the “Guaranteed Amount”). The Guaranteed Amount in respect of any calendar quarter shall be reduced by the amount of any cash distributions made by Absaloka (including tax distributions) to Investor during such calendar quarter which are applied by Investor toward payment of the Deferred Payment Obligations, or paid to Absaloka in the event of a Cash Deficit, as provided for in subsection (f) below. The aggregate Guaranteed Amount is limited to the lesser of (i) $70,000,000 or (ii) 90% of the cumulative Indian Coal Production Tax Credits allocated by Absaloka to Investor reduced by the amount of all cash distributions made by Absaloka (including tax distributions) to Investor at any time which are or were applied by Investor toward payment of the Deferred Payment Obligations, or paid to Absaloka in the event of a Cash Deficit, as provided for in subsection (f) below.
          (f) If at any time after satisfaction or waiver of the Second Payment Conditions the Manager of Absaloka notifies Investor and WRI in writing that Absaloka is experiencing a Cash Deficit (as defined in the Restated Operating Agreement), Investor shall thereafter make the Deferred Payments directly to Absaloka until it is notified by the Manager of

Absaloka in writing that Absaloka no longer is experiencing a Cash Deficit. WRI shall treat such payment to Absaloka as satisfying an equal amount of any accrued and unpaid Deferred Payment Obligations. Investor shall notify WRI of the amount and timing of such payments to Absaloka. Absaloka shall treat such payments as a loan from WRI to Absaloka, pursuant to the provisions of Section 4.6(c) of the Restated Operating Agreement, to be repaid out of first available funds of Absaloka.
          (g) The following shall constitute Termination Events, the occurrence of which will terminate the Deferred Payment Obligations in accordance with their terms, the Investor Pledge and the Investor Parent Guaranty:
          (i) the exercise by Investor or WRI of the right to require transfer of Investor’s Membership Interest in accordance with the provisions of Section 6 of this Agreement; or
          (ii) a Breach Liquidation of Absaloka in accordance with the provisions of Section 7 of this Agreement or the terms of the Restated Operating Agreement.
          (h) The following shall constitute Credit Termination Events, the occurrence of which will terminate the Investor Pledge, the Investor Parent Guaranty, and the Contingent Payment Obligation, and cause the Fixed Payment Obligation to be suspended until Cash Payout or withdrawal by Investor occurs:
          (i) a Disqualification Event or a Disallowance Event, as provided under Section 12 of this Agreement; or

          (ii) the enactment of an amendment in or to the Code that eliminates the Indian Coal Production Tax Credits that are available to Absaloka from the production and sale of coal from the Sublease (“Change in Law”).
          (i) If Absaloka does not provide tax information to Investor by April 1 of any year, as required by Section 7.1(b)(v) of the Restated Operating Agreement, Investor shall be entitled to suspend the Deferred Payments until such tax information is received. Upon receipt of such tax information, Investor shall pay to WRI the full amount of any suspended Deferred Payments.
     5. Option to Acquire Additional Membership Interests.
          (a) WRI Sub hereby grants to Investor options, exercisable up to five times, with each exercise occurring prior to December 31, 2012 (the “Investor Options”) to purchase additional membership interests in Absaloka (the “Option Interests”). Each Option may be exercised for a purchase price of $1,000,000 (the “Option Price”). Upon exercise of the Investor Option, Payout and Cash Payout shall be extended in accordance with Section 5.2(e) of the Restated Operating Agreement.
          (b) Each Option shall become exercisable upon receipt by Investor of notice from Absaloka, given pursuant to Section 7.1(b)(vi) of the Restated Operating Agreement, that a Projected Payout Date (as defined in the Restated Operating Agreement) is expected to occur within 75 days (the “Projected Payout Date Notice”), and shall be exercisable only if Investor is not then in default under this Agreement, the Restated Operating Agreement, the Contingent Payment Obligation or the Fixed Payment Note. Each Option shall be exercised by delivery by Investor to WRI Sub (with a copy to Absaloka) of a notice (the “Option Notice”) within 60 days of receipt of the Projected Payout Date Notice, during which period, pursuant to the terms of the

Restated Operating Agreement, Payout may not occur. The acquisition by Investor of any Option Interest shall become effective upon WRI Sub’s receipt of (i) the Option Notice, and (ii) the Option Price, which shall be due and payable no later than five (5) days following the date of the Option Notice by wire transfer of immediately available funds to an account designated by WRI Sub. Should Investor exercise any Option, WRI Sub shall execute and deliver to Investor concurrently with payment of the Option Price an assignment of the Option Interest, free and clear of all Liens and encumbrances created by, through or under WRI Sub, in a form substantially similar to the Member Assignment.
          (c) The Investor Option shall be extinguished during a Credit Disallowance Period (as defined in the Restated Operating Agreement).
     6. Failure to Satisfy Second Payment Condition: Right of Investor and WRI to Require Transfer of Membership Interest.
          6.1 If the Second Payment Conditions are not satisfied or waived by April 1, 2009, Investor shall be entitled, on or before April 15, 2009, and WRI shall be entitled, on or before April 30, 2009, to require that Investor sell, and WRI purchase, all of Investor’s WRI Membership Interest. If either Investor or WRI make such election, the electing party shall notify the other party and Absaloka on or before April 15, 2009 or April 30, 2009, respectively, and, effective as of the date of such notice:
          (a) The Restated Operating Agreement shall, automatically and without any further action, be amended and restated to (i) provide for allocations from (A) if the election was made on or before April 15, 2009, the date of the Restated Operating Agreement; or (B) if the election was made after April 15, 2009, January 1, 2009, of all items of Absaloka 99.9% to WRI Sub and 0.1% to Investor; and (ii) delete Section 6.5, and shall also otherwise be amended in the discretion of the Manager of Absaloka; provided, however, that no amendment of the Restated Operating Agreement may impose obligations on Investor in respect of its remaining Membership Interest;
          (b) in consideration of the purchase of Investor’s Membership Interest and retroactive reduction in allocations to Investor from Absaloka,
          (i) WRI shall pay to Investor $2,000,000, net of 20% of any interest income recognized by WRI as a result of WRI’s ownership of the Approval Escrow for tax purposes;
          (ii) amounts in the Approval Escrow shall be distributed to Investor;
          (iii) the Deferred Payments shall be cancelled;
          (iv) the Investor Options and the Coal Options shall be cancelled; and
          (v) the Investor Parent Guaranty and the Investor Pledge shall be cancelled.
          (c) WRI and Investor agree to execute joint instructions to the escrow agent to implement determinations made pursuant to this Section 6.
          6.2 If Investor does not elect to require the transfer of Investor’s Membership Interest by April 15, 2009 and WRI does not make such election by April 30, 2009, the Second Payment Conditions shall be deemed to have been waived and amounts in the Approval Escrow shall be distributed to WRI.
          6.3 If a Favorable Ruling is not received from the IRS, Investor’s sole remedy for breach of the tax representations set forth in Section 11.18 shall be the election to require the actions set forth in this Section 6.

     7. Breach Liquidation.
          7.1 Upon the occurrence of (i) a final, non-appealable determination by a court or other judicial body that WRI has acted with gross negligence or willful misconduct in its operation of the Absaloka Mine; (ii) any of the following occurrences where such occurrence has a Material Adverse Effect on Absaloka, (A) the invalidation, cancellation or other termination, or suspension of the Sublease or either of the First Crow Lease or Second Crow Lease, or any other agreement upon which the validity or effectiveness of any such Sublease or lease depends in whole or in part; (B) any modification, amendment, or reformation of or to any such Sublease, lease or other agreement; (C) any failure to obtain any required final, binding and nonappealable governmental approvals of any such Sublease, lease or other agreement or of mining plans or other permission or authority necessary for Absaloka to conduct the contemplated mining activities under the Sublease; or (D) failure to obtain a permit under the Surface Mining Control and Reclamation Act for lands within the Second Crow Lease by January 1, 2010; or (iii) the taking of any action under Section 6.5 of the Restated Operating Agreement without the consent of Investor (each, a “Breach Liquidation Event”), Investor shall be entitled to require the liquidation of Absaloka and to assert a claim against WRI as set forth in this Section 7. At the election of WRI, with the consent of Investor, not to be unreasonably withheld, conditioned or delayed, an Affiliate of WRI may satisfy WRI’s obligation under this Section 7.
          7.2 Breach Liquidation Procedures. In the event of a Breach Liquidation:
          (a) Absaloka’s assets shall be revalued in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(f)(5)(ii) and the net profit or loss therefrom shall be allocated among the Members of Absaloka (without regard to any unexercised Investor Options or Coal Options) in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(g). The capital accounts of the Members immediately after this allocation shall be referred to herein as “Booked-Up Capital Accounts.”
          (i) The value of the Sublease shall be determined by agreement of the Members.
          (ii) If the Members are unable to agree on the value of the Sublease, the value shall be determined by Erhardt, Keefe, Steiner & Hottman PC (or such other person or firm as shall be reasonably acceptable to the Members), which shall value the Sublease (including any previously exercised Coal Options) at the Discounted Cash Flow Value thereof, in accordance with the provisions of the Restated Operating Agreement.
          (b) Absaloka shall distribute to Investor an amount in cash equal to Investor’s Booked-Up Capital Account in full redemption and retirement of Investor’s interest in Absaloka; provided, however, that the portion of such distribution equal to (i) the remaining outstanding principal balance and accrued interest under the Fixed Payment Note at the date of the Breach Liquidation and (ii) the amount, if any, remaining payable by Investor to WRI in respect of the Contingent Payment Obligation for any period prior to the date of the Breach Liquidation, whether or not yet reflected in an Invoice, shall be paid to WRI on behalf of Investor before the remaining portion of the Booked-Up Capital Account is paid to Investor;
          (c) If the total distributions made by Absaloka to Investor pursuant to the Restated Operating Agreement (but disregarding any portion of the distributions paid to WRI as a payment on the Fixed Payment Obligation pursuant to (b) above) would not trigger Cash Payout under the Restated Operating Agreement, WRI shall pay to Investor an amount which, if treated as a distribution by Absaloka to Investor, would be sufficient to cause Cash Payout under the Restated Operating Agreement (the “IRR Payment”);

          (d) The Deferred Payment Notes will be cancelled;
          (e) The Investor Parent Guaranty and Investor Pledge will be cancelled; and
          (f) If Absaloka does not have sufficient cash to make a cash distribution to Investor as required under this Section 7, WRI shall lend Absaloka up to the amount of Investor’s Booked-Up Capital Account on the terms specified in the Restated Operating Agreement.
          7.3 Procedure on Breach Liquidation Event. The Manager of Absaloka shall promptly notify Investor and WRI of the occurrence of a Breach Liquidation Event, which notice shall include a calculation of the Investor’s Booked-Up Capital Account as of the date of the Breach Liquidation Event, accompanied by a schedule of all distributions made by Absaloka to Investor for the period in which Investor has been a member of Absaloka (the “Absaloka Breach Liquidation Event Occurrence Notice”). Within ten (10) Business Days of receipt of the Absaloka Breach Liquidation Event Occurrence Notice, WRI shall send a notice to Investor and Absaloka informing them of the remaining balance under the Fixed Payment Note. Within ten (10) Business Days of receipt of all information, provided that Investor has paid all accrued Deferred Payments, Investor may elect to require the Breach Liquidation of Absaloka by notifying WRI and Absaloka in writing. Investor shall provide to WRI wire transfer instructions for the IRR Payment. The IRR Payment shall be made no later than ten (10) Business Days following the receipt by WRI from Investor of the notice of election. If Investor does not elect to require a Breach Liquidation within the time period set forth above, the rights of Investor in respect of a Breach Liquidation Event shall be deemed waived.

     8. Withdrawal.
          8.1 Investor shall be entitled to withdraw as a Member of Absaloka at any time. In the event that Investor provides written notice to Absaloka that it is electing to withdraw from Absaloka (the “Withdrawal Notice”), it shall be entitled to receive from Absaloka the amount of Investor’s Booked-Up Capital Account balance at the date of withdrawal, determined in accordance with the provisions of the Restated Operating Agreement; provided, however, that the portion of such distribution equal to (i) the remaining principal and accrued interest owing under the Fixed Payment Note at the date of withdrawal and (ii) the amount, if any, remaining payable by Investor to WRI in respect of the Contingent Payment Obligation for any period prior to the date of withdrawal, whether or not yet reflected in an Invoice, shall be paid to WRI on behalf of Investor before the remaining portion of the Booked-Up Capital Account is paid to Investor. WRI shall prepare an Invoice indicating amounts payable as of the date of withdrawal for any period not covered by an outstanding Invoice.
          8.2 At the date of withdrawal, (i) the Contingent Payment Obligation will be cancelled and (ii) the Investor Parent Guaranty and the Investor Pledge will be cancelled. The Fixed Payment Note, to the extent not fully paid through the payments by Absaloka to WRI on behalf of Investor in accordance with the provisions of Section 8.1, shall continue to be an obligation of Investor.
     9. WRI Buyout Option.
          9.1 At any time from the fifth anniversary of the Closing until the sixth anniversary of the Closing (the “Buyout Period”), WRI shall have the option (the “Buyout Option”) to purchase the Membership Interest of Investor in Absaloka upon the terms set forth herein. The Buyout Option, if exercised, must be exercised by WRI giving written notice (the “Buyout Notice”) to Investor and Absaloka of its election to exercise the Buyout Option.
          9.2 The price payable under the Buyout Option (the “Buyout Price”) shall be an amount equal to the Investor’s Booked-Up Capital Account at the date of the Buyout Notice determined in accordance with the provisions of the Restated Operating Agreement, if exercised during the first three months following such fifth anniversary, or 120% of such Booked-Up Capital Account if exercised after the first three months following such fifth anniversary, in each case, reduced by remaining principal and interest owing under the Fixed Payment Note at the date of the Buyout Notice.
          9.3 If a Buyout Notice is given pursuant to Section 9.1, Absaloka shall provide to WRI and Investor in writing within 20 days the Investor’s Booked-Up Capital Account as of the date of the Buyout Notice, determined in accordance with the provisions of the Restated Operating Agreement. The closing (the “Buyout Closing”) shall occur at a mutually convenient time and place no later than 30 days following the date the Buyout Notice is given. At the Buyout Closing, WRI or, at the election of WRI, an Affiliate of WRI selected by WRI, shall pay the Buyout Price, reduced for any distributions made to Investor by Absaloka between the date of the Buyout Notice and the Buyout Closing, and Investor shall assign all of its Membership Interest in Absaloka to WRI or the Affiliate, as applicable, free and clear of all Liens and encumbrances created by, through or under Investor, and shall execute a Member Assignment, substantially in the form of Exhibit A hereto. The Buyout Price shall be paid in cash, certified funds, or by wire transfer at closing.
          9.4 From the date of the Buyout Notice, (i) the Contingent Payment Obligation shall be cancelled, and (ii)  the Investor Parent Guaranty and the Investor Pledge will be cancelled. The Fixed Payment Note, to the extent not fully paid through the offset against the Buyout Price, shall continue as an obligation of Investor.
     10. Investor’s Representations and Warranties. Investor makes the following representations and warranties:
          10.1 Existence. Investor is a limited liability company, duly organized, validly existing and formed under the law of the State of Delaware, and Investor is duly qualified to carry on its business, and is duly qualified and in good standing, in each of the states in which the nature of its business and activities requires it to be so qualified.
          10.2 Power and Authority. Investor has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Investor hereunder, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Investor will not violate, nor be in conflict with, (i) any provision of Investor’s Certificate of Formation or other governing documents, (ii) any material agreement or instrument to which Investor is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Investor.
          10.3 Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Investor and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Investor.
          10.4 Execution and Delivery. This Agreement has been duly executed and delivered on behalf of Investor, and all documents, instruments and schedules required hereunder to be executed and delivered by Investor have been duly executed and delivered. This Agreement and such documents and instruments constitute legal, valid and binding obligations of Investor enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
          10.5 Investment Representations.
          (a) Investor’s principal place of business is located in the State of Massachusetts.
          (b) Investor is acquiring the WRI Membership Interest and the Investor Options solely by and for the account of Investor for investment purposes only and not for subdivision, fractionalization, resale or distribution. Except as set forth herein and in the Restated Operating Agreement and the Pledge Agreement, Investor has no contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the WRI Membership Interest or Investor Option (or any portion thereof), and Investor has no present plans or intentions to enter into any such contract, undertaking or arrangement.
          (c) Investor understands that the WRI Membership Interest, the Investor Options, and the Option Interests have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state, and cannot be sold or transferred without compliance with the registration provisions of said Act or state laws or compliance with exemptions, if any, available thereunder. Investor understands that neither Absaloka nor any Member thereof has any obligation or intention to register the WRI Membership Interest, the Investor Options, or the Option Interests, or any portion thereof, under any federal or state securities act or law, or to make public the information required by Rule 144 under the Securities Act of 1933, as amended.
          (d) Investor acknowledges that it has been allowed an opportunity to ask questions of WRI and Absaloka and has received answers thereto, and that it has been given an opportunity to verify and clarify any information provided.
          (e) Investor has relied solely upon the documents submitted to Investor and independent investigations made by Investor in making the decision to purchase the WRI Membership Interest, the Investor Options, and the Option Interests, and acknowledges that no representations or agreements other than those set forth in this Agreement and the Restated Operating Agreement have been made in respect thereto.
          (f) Subject to the terms of this Agreement and the Restated Operating Agreement, Investor expressly acknowledges that: (i) each of the WRI Membership Interest, the Investor Options, and the Option Interests is a speculative investment that involves a high degree of risk of loss of the entire investment of Investor in Absaloka; (ii) no federal or state agency has reviewed or passed upon the adequacy or accuracy of the information set forth in the documents submitted to Investor or made any finding or determination as to the fairness for investment, or any recommendation or endorsement of an investment in Absaloka; (iii) there are restrictions on the transferability of the WRI Membership Interest, the Investor Options, and the Option Interests (or any portions thereof); (iv) there will be no public market for the WRI Membership Interest or the Investor Options (or any portion thereof), and, accordingly, it is unlikely that Investor would be able to liquidate its investment in Absaloka; and (v) any anticipated federal or state income tax benefits applicable to the WRI Membership Interest or the Investor Options (or

any portion thereof) may be lost through changes in, or adverse interpretations of, existing laws and regulations.
          10.6 Brokers’ Fees. Investor has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which WRI shall have any responsibility.
     11. Representations and Warranties of WRI and WRI Sub. WRI and WRI Sub jointly and severally represent and warrant, as follows:
          11.1 Existence. WRI and WRI Sub are each corporations duly organized and validly existing under the law of the State of Delaware, and each is duly qualified to carry on its business, and is duly qualified and in good standing in each of the states in which the nature of its business and activities require it to be so qualified. Absaloka is a limited liability company duly organized and existing under the laws of the State of Delaware, and is duly qualified and in good standing in each of the states in which the nature of its business and activities require it to be so qualified.
          11.2 Power and Authority. Each of WRI and WRI Sub has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by it hereunder, and to perform its obligations under this Agreement and under such documents. The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by WRI and WRI Sub will not violate, nor be in conflict with, (i) any provision of its respective Certificate of Incorporation, By-laws, or other governing documents, (ii) any material agreement or instrument to which either is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to either of them.

          11.3 Authorization. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by WRI and WRI Sub and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of each of WRI and WRI Sub.
          11.4 Execution and Delivery. This Agreement has been duly executed and delivered on behalf of each of WRI and WRI Sub, and all documents, instruments and schedules required hereunder to be executed and delivered by WRI and WRI Sub have been duly executed and delivered. This Agreement and such documents and instruments constitute legal, valid and binding obligations of each of WRI and WRI Sub enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
          11.5 Brokers’ Fees. Neither WRI nor WRI Sub has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Investor or Absaloka shall have any responsibility.
          11.6 Title, Liens and Encumbrances. WRI owns the WRI Membership Interest and WRI Sub owns the Option Interests free and clear of all claims, debts, Liens, mortgages, security interests, rights of first refusal to purchase, and other encumbrances, other than Permitted Encumbrances. Absaloka’s rights to the Sublease and the Coal Options are held free and clear of all claims, debts, liens, mortgages, security interests, and encumbrances, other than Permitted Encumbrances (defined below). WRI’s lease of minerals from the Crow Tribe, and Absaloka’s Sublease of the minerals from WRI are free and clear of all claims, debts, liens, mortgages, security interests, and encumbrances other than Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” means collectively (a) the lien of First Interstate Bank of Billings, Montana or any other lender, (b) the royalty and other interests of the Crow Tribe, including those set forth in the letter agreement dated July 31, 2008 between WRI and the Crow Tribe, (c) minor imperfections of title, if any, none of which is substantial in amount, singularly or in the aggregate, or detracts from the value or impairs the use of any such interest or asset subject thereto, (d) lessor’s, materialmen’s, mechanics’, warehousemen’s, carriers’, repairmen’s or other like liens arising in the ordinary course of business for amounts not yet due, (e) liens for current taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, and (f) statutory liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and similar obligations which are not yet delinquent.
          11.7 Consents. There are no consents or waivers necessary to assign the WRI Membership Interest or the Option Interests pursuant to this Agreement which have not been obtained.
          11.8 No Prepayments. Neither WRI nor Absaloka is obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, a production payment, hedging or any other arrangement, to deliver any Indian Coal produced from the Absaloka Mine as operated under the Sublease at some future time without then or thereafter receiving full consideration therefor.

          11.9 Operations in Progress. Except for those matters set forth on Schedule 11.9 attached hereto, and for normal daily operating expenses, to the knowledge of WRI and Absaloka, as of the date of this Agreement there are no operations in progress under the Sublease which are reasonably expected to exceed $5,000 in cost and which shall be payable in whole or in part on or after the Closing.
          11.10 Indian Coal Purchase Contracts and Other Material Contracts. Schedule 11.10 identifies all of the existing contracts or other agreements relating to the sales or marketing of Indian Coal procured from the Absaloka Mine operated under the Sublease, and all other material contracts related to the operation of the Absaloka Mine operated under the Sublease to which Absaloka or WRI is a party.
          11.11 Proceeds of Production. Absaloka is currently entitled to receive from all purchasers of Indian Coal from the Absaloka Mine operated under Sublease the full payment therefor, without offset, except where the failure to receive same would not have a Material Adverse Effect on the value of the WRI Membership Interest or the Investor Options.
          11.12 Bills in the Ordinary Course; Royalties. In the ordinary course of business, each of WRI and Absaloka is current in its respective payments of all costs and expenses pertaining to the operation of the Absaloka Mine under the Sublease, except where such payments are being contested in good faith or except where the failure to make such payments would not have a Material Adverse Effect on the value of the WRI Membership Interest or the Option Interests. There are no unpaid royalties, bonuses or other contractual payments which are due from WRI or Absaloka to any third party with respect to the mining of Indian Coal under the Sublease.

          11.13 Legal Proceedings. No suit, action or other proceeding is pending against WRI, WRI Sub or Absaloka, or, to the knowledge of any of them, threatened in writing against any of the foregoing parties before any court, governmental agency, arbitrator or other panel that relates to the Absaloka Mine, the Sublease or the transactions contemplated by this Agreement that would (i) impair the parties’ ability to consummate the transactions contemplated by this Agreement or (ii) cause the impairment or loss of Investor’s title to or the value of the WRI Membership Interest or the Option Interests, or (iii) hinder or impede in any material respect the mining of Indian Coal from the Sublease.
          11.14 Compliance with Laws. To WRI’s knowledge, all laws, rules, regulations, ordinances and orders material to the mining of Indian Coal under the Sublease (including but not limited to those of all governmental and regulatory bodies having authority over the Absaloka Mine) have been complied with in all material respects. Except as set forth on Schedule 11.14, to WRI’s knowledge, all material governmental permits, approvals, license or other authorizations required by any governmental entity or under any applicable law, including Environmental Laws, for the operation and maintenance of the Absaloka Mine under the Sublease, have been duly obtained, are final, are in full force and effect, and are not subject to appeal or other legal challenge and, except as set forth on Schedule 11.14, the Absaloka Mine currently is, and has in the past two years been, in substantial compliance with each such permit, approval, license or authorization.
          11.15 Environmental Matters. WRI has been, currently is and, pursuant to the Mining Contract with Absaloka, will be, exclusively responsible for all matters relating to compliance with and any remediation under Environmental Laws with respect to the Absaloka Mine. The management and direction of all day-to-day activities of the Absaloka Mine has been conducted by WRI, including without limitation, measures to comply with Environmental Laws. Except as set forth on Schedule 11.15(a), WRI has not caused or permitted the Absaloka Mine to be in material violation of or noncompliance with Environmental Laws, or done anything or permitted anything to be done which has subjected such property to any remedial obligations under any Environmental Laws which have not been remedied or substantially remedied. WRI has not received written notice of any existing, pending or threatened action or investigation regarding the Absaloka Mine by any governmental authority or any other party in connection with any Environmental Laws other than those matters set forth on Schedule 11.15(b). WRI has employed, established and implemented such procedures as are required by Environmental Laws with regard to its operation of the Absaloka Mine, including, without limitation, procedures to ensure (i) prompt reporting or remediation under any Environmental Laws, (ii) disposal of hazardous substances or solid wastes from the Absaloka Mine in quantities or locations that would not violate or require remedial action under any Environmental Laws, (iii) release of hazardous substances on, to or from the Absaloka Mine in a quantity equal to or less than that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) release of hazardous substances that would not pose an imminent and substantial endangerment to public health or welfare or the environment. WRI has not used and has not permitted the use of the Absaloka Mine in a manner which has resulted in (a) a material violation of or noncompliance with Environmental Laws, including those which subject the Absaloka Mine to any remediation under any Environmental Laws, that has not been remedied or substantially remedied, (b) the disposal of any hazardous substance or solid waste in quantities or locations that violates, or requires or potentially requires remedial action under, any Environmental Laws that has not been remedied or substantially remedied, (c) a release of a hazardous substance on or to any property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA that has not been reported and has not been remedied or substantially remedied, or (d) the release of any hazardous substance on or to any property so as to pose an imminent and substantial endangerment to public health or welfare or the environment in violation of any Environmental Law. Absaloka has not taken any actions which are inconsistent with these representations.
     As used herein, the term “Laws” shall mean any and all laws, statutes, ordinances, requirements, permit or license conditions, rules, regulations or orders of any federal, tribal, state, local, executive, legislative, judicial, regulatory or administrative agency, board, or other governmental authority, and the term “Environmental Laws” shall mean Laws pertaining or relating to (a) noise or odors; (b) actual or threatened pollution or protection of the air, groundwater, surface water, land, soils or subsurface strata; (c) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (d) exposure to hazardous or toxic substances or conditions; (e) regulation with respect to the health and safety of the manufacture, processing, distribution in commerce, use, or storage of chemical substances, petroleum or petroleum products; or (f) safety or health of employees (including working conditions) in effect on the date hereof in the jurisdiction(s) where the Absaloka Mine is located or where any hazardous substances generated by the operation of the Absaloka Mine are disposed of. Environmental Laws include without limitation, the Clean Air Act, as amended; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and Superfund Amendments and Reauthorization Act of 1986, as amended (collectively, “CERCLA”); the Federal Water Pollution Control Act, as amended; the Federal Mine Safety and Health Act of 1977; the Resource Conservation and Recovery Act of 1976 (“RCRA”), as

amended; the Safe Drinking Water Act, as amended; the Surface Mining Control and Reclamation Act, as amended; and the Toxic Substances Control Act, as amended.
          11.16 Taxes. All material taxes and assessments of Absaloka, WRI and WRI Sub, including but not limited to ad valorem, property, excise and similar taxes and assessments based on or measured by the ownership of the Absaloka Mine or the production of Indian Coal under the Sublease or the receipt of proceeds therefrom, which are currently due and payable have been properly and timely paid, except to the extent such taxes or assessments are being contested in good faith in the ordinary course of business and identified on Schedule 11.16. WRI, WRI Sub and Absaloka have each filed all tax returns required to be filed, and all such returns are correct and complete in all material respects. None of WRI, WRI Sub or Absaloka is under or subject to a tax audit of any portion of its tax returns, and none of them has received any notice from any taxing authority that it intends to commence a tax audit of any portion of its respective tax returns.
          11.17 Tax Partnerships. Except for Absaloka, no portion of the Absaloka Mine (i) has been contributed to and is currently owned by a tax partnership; (ii) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or to have created a tax partnership; or (iii) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.
          11.18 Tax Credit Qualification.
          (a) The facility from which Absaloka will produce coal will be timely placed in service in accordance with Section 45(d)(10) of the Code.

          (b) Coal produced by Absaloka from the Sublease will qualify as Indian Coal within the meaning of Section 45(c)(9) of the Code.
          (c) Absaloka is entitled to all of the Indian Coal Production Tax Credits from the mining of Indian Coal under the Sublease except with respect to coal sold in satisfaction of contracts existing on the date of this Agreement that are not assigned to Absaloka.
          (d) All sales of Indian Coal produced from the Absaloka Mine under the Sublease made under sale contracts that have been, or will be, assigned by WRI to Absaloka or that may be entered into in the future regarding sales of Indian Coal which is produced from the Absaloka Mine prior to January 1, 2013 are and will continue to be made to an unrelated third party in compliance with Section 45(e)(4) of the Code.
          (e) Absaloka will not receive or benefit from any governmental grants, tax exempt financing, subsidized financing, or federal income tax credits other than the Indian Coal Production Tax Credit, which could reduce the amount of Indian Coal Production Tax Credit under Section 45(b)(3) of the Code, during the period beginning on the Closing and ending on January 1, 2013.
          11.19 Status of WRI and WRI Sub. None of WRI, WRI Sub or Absaloka is a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the rules and regulations promulgated thereunder).
          11.20 No Undisclosed Liabilities. None of WRI, WRI Sub or Absaloka have any material liabilities (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles applied on a consistent basis to be reflected on a balance sheet involving such party with respect to the ownership and operation of the Sublease which have not been so reflected.

          11.21 Extension of 2004 Exploration Agreement. WRI has timely paid to the Crow Tribe the amount required to exercise and extend the exploration rights as required under Sections 5.3 and 5.4 of the Exploration and Option to Lease Agreement dated February 13, 2004 between WRI and the Crow Tribe (the “2004 Exploration Agreement”).
          11.22 Amendment of First Crow Lease. The agreements contained in Section 6 of the 2004 Exploration Agreement constitute a legal, valid and binding amendment of the First Crow Lease.
     12. Certain Tax Matters.
          12.1 Private Letter Ruling. On October 3, 2008, Absaloka requested the Private Letter Ruling from the IRS in the form of Exhibit D hereto requesting rulings that:
          (a) Absaloka’s interest in the Sublease qualifies as an economic interest in minerals in place within the meaning of Treas. Reg. § 1.611-1(b)(1) and not as a production payment under IRC § 636 and Treas. Reg. § 1.636-3;
          (b) Production from the Crow Reserves qualifies as “Indian coal” within the meaning of IRC § 45(c)(9);
          (c) Absaloka will be the producer (as that term is used in IRC § 45(e)(10)(A)) of Indian coal from an Indian coal production facility (as that term is used in IRC § 45(d)(10)) with respect to production under the Sublease;
          (d) The Crow Tribe will not be entitled to any of the credits available under IRC § 45(e)(10) from the activities of Absaloka;
          (e) The Sublease will comprise a single Indian coal production facility for purposes of IRC §§ 45(d)(10) and 45(e)(10); and

          (f) Investor’s interest in Absaloka will not constitute a production payment under IRC § 636.
          12.2 Procedure for Private Letter Ruling. All costs associated with the Private Letter Ruling shall be borne by WRI. Absaloka shall provide Investor with copies of all documents provided to the IRS or the Treasury Department in connection with the request for a Private Letter Ruling. Investor shall have no remedy or recourse against WRI or Absaloka under this Agreement if the Private Letter Ruling is not acceptable to Investor, except as expressly set forth herein or in the Restated Operating Agreement. Investor shall, in good faith, cooperate with Absaloka’s efforts to acquire a Private Letter Ruling and shall amend this Agreement and the documents contemplated hereunder in order that Absaloka may obtain a Favorable Ruling, if, in the reasonable discretion of each of Investor and WRI, such amendments will not have a Material Adverse Effect on WRI, Absaloka or Investor.
          12.3 Escrow in the Event of Tax Audit. Promptly following the written notice of commencement of any IRS audit of Absaloka wherein the IRS asserts, proposes to assert, or may assert that the Indian Coal produced and sold by Absaloka does not qualify for Indian Coal Production Tax Credits or that Investor is not entitled to its allocable share of Indian Coal Production Tax Credits from Absaloka, whether or not such assertion or proposed assertion relates to periods prior to the purchase of the WRI Membership Interest contemplated hereunder (such audit to be referred to as a “Tax Audit” and the date of receipt of written notice, the “Escrow Commencement Date”), Investor and WRI shall enter into an escrow agreement with an escrow agent, substantially in the form of Exhibit I (the “IRS Audit Escrow Agreement”). The IRS Audit Escrow Agreement and the funds in the IRS Audit Escrow Account established pursuant thereto shall be administered in accordance with the following provisions:

          (a) Beginning with the commencement of the calendar quarter in which the Escrow Commencement Date occurs and continuing for each calendar quarter until the “Conclusion of a Tax Audit” (as that term is defined below, with such period of time being the “Escrow Period”), Investor shall deposit into the IRS Audit Escrow Account all Deferred Payments for each such calendar quarter (the “IRS Audit Escrow Amount” and the sum of all IRS Audit Escrow Amounts being the “Escrowed Funds”). WRI shall be treated as the owner of the Escrowed Funds for federal income tax purposes.
          (b) The “Conclusion of a Tax Audit” will be deemed to have occurred upon the earliest to occur of the following events: (i) the IRS provides written notice to Absaloka that it does not intend to assert claims against Absaloka or any member of Absaloka in respect of the Indian Coal Production Tax Credits, (ii) the receipt by Absaloka or any member of Absaloka of written notice from the IRS that it will not assert any adjustments with respect to the qualification or allocation of Indian Coal Production Tax Credits; (iii) a settlement agreement with the IRS which resolves the open federal income tax issues in connection with such audit; (iv) a judgment of a court of law or a decision in an administrative proceeding becoming non-appealable with respect to the federal income tax issues in connection with such audit; or (v) the expiration of the applicable period of limitations for making assessments with respect to the years under examination in the tax audit if the IRS has made no assessments within such period with respect to such issue.
          (c) At the Conclusion of a Tax Audit, Investor and WRI agree to recalculate, based on the provisions of this Section 12.3(c), any amounts due to or owed by each of Investor and WRI pursuant to the terms of this Agreement. If, under the Conclusion of a Tax Audit,

          (i) Coal produced and sold by Absaloka fails to qualify for the Indian Coal Production Tax Credit, whether or not the allocations thereof are allowed or disallowed (a “Disqualification Event”), as an adjustment to the purchase price for the WRI Membership Interest, (A) the Escrowed Funds, including accrued interest thereon, shall be paid to Investor, (B) WRI shall return to Investor all payments previously received in respect of the Deferred Payments, (C) the Contingent Payment Obligations, the Investor Options, the Investor Parent Guaranty and the Investor Pledge will be cancelled as of the date of the Conclusion of a Tax Audit, (D) no payment will be required under the Fixed Note Obligation until Investor has reached Cash Payout without regard to funds paid to Investor under this Section 12.3(c)(i), (E) Investor will not be entitled to require exercise of any unexercised Coal Options and (F) Investor’s Sharing Percentage (as defined in the Restated Operating Agreement) shall be reduced to 1% after Payout. Any payment by WRI to Investor pursuant to (B) above shall be made within five (5) Business Days following the Conclusion of a Tax Audit, or, may, at the election of WRI, be paid by means of a promissory note (the “Tax Payment Note”) delivered at such date and having the following characteristics:
          (x) Six month maturity, subject to extension at the election of WRI for one additional six-month period, on the terms set forth in (y) below.
          (y) Interest payable quarterly in advance at the prime rate published in the Money Rates section of the Wall Street Journal for the first Business Day of the week in which the Tax Payment Note is delivered, which rate shall increase to such prime rate plus 4% for the second six months, if WRI elects to extend the maturity; and

          (z) Prepayable at any time at the election of WRI.
          (ii) The allocation to Investor of Indian Coal Production Tax Credits is entirely disallowed (a “Disallowance Event”), (A) the Escrowed Funds, including accrued interest thereon, shall be paid to Investor, (B) the Contingent Payment Obligation, any unexercised Investor Options, the Investor Parent Guaranty and the Investor Pledge will be cancelled as of the date of the Conclusion of a Tax Audit, (C) no payment will be required under the Fixed Note Obligation until Investor has reached Cash Payout without regard to funds paid to Investor under this Section 12.3(c)(ii), (D) Investor will not be entitled to require exercise of any unexercised Coal Options and (E) Investor’s Sharing Percentage (as defined in the Restated Operating Agreement) shall be reduced after Payout to 1%.
          (iii) If at the Conclusion of a Tax Audit, the IRS determines that a portion of the coal produced and sold by Absaloka qualifies for the Indian Coal Production Tax Credit and a portion does not qualify, and/or the allocations thereof to Investor are partially allowed and partially disallowed, the parties shall determine the amount to be received by Investor (the “Audit Overpayment”), as follows. First, the parties shall determine the excess, if any, of (i) Deferred Payments made from the first day of the period under audit to the Escrow Commencement Date over (ii) the amount which would have been so paid had the Applicable Percentage of Indian Coal Production Tax Credits determined in the Tax Audit to have been allowable to the Members (or which were not addressed in the Tax Audit) during such period been allocated to Investor. The Applicable Percentage with respect to Indian Coal Production Tax Credits shall be the Investor’s allocable percentage of such Indian Coal Production Tax Credits under the Operating Agreement. Second, the parties shall determine the excess, if any, of (i) the Deferred Payments paid to the IRS Audit Escrow Account over (ii) 90% of the Indian Coal Production Tax Credits actually allowed to the Investor for the Escrow Period. The sum of the excesses determined in the preceding two sentences shall be the Audit Overpayment. The Escrowed Funds, including interest thereon, shall be paid to Investor in an amount that does not exceed the Audit Overpayment, and any balance shall be paid to WRI. If there remains any balance of the Audit Overpayment after payment of the Escrowed Funds to Investor as provided in the preceding sentence, Investor shall make no further Deferred Payments until the amount of such cancelled Deferred Payments equals such remaining balance of the Audit Overpayment. Further, if there remains any balance of the Audit Overpayment after application of amounts as provided in the preceding two sentences on January 1, 2013, or, at the Conclusion of a Tax Audit, if later, WRI shall pay to Investor such remaining balance. Any payment by WRI to Investor may, at the election of WRI, be paid by means of a promissory note having the characteristics of the Tax Payment Note. Subject to the foregoing, the Deferred Payment Notes, any unexercised Investor Options, the Investor Parent Guaranty, the Investor Pledge and any unexercised Coal Options will remain in full force and effect.
          (iv) If at the Conclusion of a Tax Audit, the Indian Coal Production Tax Credit is allowed and the allocations to Investor thereof are allowed, (a) the Escrowed Funds, including the accrued interest thereon, shall be paid to WRI, and (b) the Deferred Payment Notes, Investor Parent Guaranty and the Investor Pledge, the Investor Options and the Coal Options shall remain in full force and effect.

          (v) The remedies set forth in this Section 12 shall be the exclusive remedy of Investor for the occurrence of a full or partial Disqualification Event or Disallowance Event, and no separate claim may be made for breach of the representations and warranties in Section 11.18.
          12.4 Change in Law. If a Change in Law (as defined in the Restated Operating Agreement) occurs that retroactively reduces or eliminates the Indian Coal Production Tax Credits that are available to Absaloka from the Sublease, such Change in Law shall be treated as a Disqualification Event pursuant to Section 12.3(c)(i) (in the case of an elimination of the Indian Coal Production Tax Credit) and (iii) above (in the case of a reduction of the Indian Coal Production Tax Credit). The remedies set forth in this Section 12.4 shall be the exclusive remedies of Investor for the occurrence of a Change in Law.
          12.5 Tax Audit. WRI Sub shall control any and all negotiated settlements with any tax authority with respect to the qualification of coal production from the Absaloka Mine for Indian Coal Production Tax Credits. Investor shall control any and all negotiated settlements with any tax authority with respect to the allocation of Indian Coal Production Tax Credits among the members of Absaloka. The party controlling a negotiated settlement with any tax authority shall, in good faith, consult with the other party regarding the suggested terms of such settlement; provided, however, that the controlling party shall be under no obligation to comply with any suggestion of the other party. The controlling party shall provide to the other party copies of all correspondence or pleadings between the controlling party and the tax authority regarding any tax audit. The other party shall be entitled to monitor all hearings and meetings with the tax authority associated with such settlement negotiations.

     13. Closing Deliveries.
          13.1 Closing Deliveries by WRI.
          (a) At the Closing, WRI shall deliver the following documents:
          (i) the Crow Sublease;
          (ii) the Restated Operating Agreement;
          (iii) the Mining Contract, substantially in the form of Exhibit B to the Restated Operating Agreement;
          (iv) the Approval Escrow;
          (v) the Sales Agency Agreement, substantially in the form of Exhibit C to the Restated Operating Agreement;
          (vi) Assignment and Assumption Agreements from WRI to Absaloka for the sale of coal produced from the Sublease representing at least 80% of the production subject to sales contracts from the Absaloka Mine to which WRI is a party;
          (vii) certificates of insurance covering the Sublease and the operation of the Absaloka Mine and naming Investor as an additional insured party;
          (viii) a FIRPTA certificate;
          (ix) a letter agreement with the Crow Tribe consenting to the Sublease and the transactions contemplated by this Agreement requiring Crow Tribe consent; and
          (x) the Assignment of Member Interest.
          13.2 Closing Deliveries by Investor. At the Closing, Investor shall deliver the following documents or take the following actions:
          (i) the Fixed Payment Note;

          (ii) the Investor Parent Guaranty;
          (iii) the Investor Pledge;
          (iv) the Contingent Payment Obligation;
          (v) the Approval Escrow;
          (vi) the Restated Operating Agreement;
          (vii) the Assignment of Member Interest; and
          (viii) the Equity Payment shall have been paid by Investor to WRI and the Escrow Agent, respectively.
     14. Post-Closing Matters.
          14.1 Reports. Absaloka shall be responsible for performing all accounting and reporting with respect to the Contingent Payment Obligation. Beginning with the calendar quarter ending on December 31, 2008, and every applicable calendar quarter thereafter, Absaloka shall prepare and furnish to WRI and Investor within fifteen (15) days after the end of each calendar quarter a Quarterly Report. The “Quarterly Report” shall be a report detailing Indian Coal production and sales from the Sublease for the most recent calendar quarter. Each Quarterly Report shall include (1) an accounting of all Indian Coal production and sales, (2) the allocation of Indian Coal Production Tax Credits to Investor; and (3) all other information necessary and sufficient for Investor and WRI to calculate and verify the payment required under the Contingent Payment Obligation. The Invoice provided by WRI to Investor setting forth payments required in respect of the Deferred Payments shall include a copy of the Quarterly Report.
          14.2 Overpayments or Underpayments. If at any time Investor is determined, other than as described in Section 12, to have paid WRI more than the amount then due with respect to any Contingent Payment Obligation, including by reason of correction in the information provided in the Quarterly Report, but excluding any overpayment occurring by reason of the matters dealt with in Section 12 above, WRI shall return any such overpayment, limited to amounts actually paid to WRI by Investor, after Investor notifies WRI of the amount of such overpayment and provides WRI reasonably satisfactory documentation thereof. Alternatively, without limiting Investor’s recourse under the preceding sentence, Investor may elect to offset the amount of any such overpayment against future payments to WRI under the Contingent Payment Obligation. Likewise, if Investor is determined to have paid WRI less than the amount then due with respect to any Contingent Payment Obligation, Investor shall, upon notice from WRI and delivery of reasonably satisfactory documentation, pay such additional amount to WRI. Investor and WRI agree that, if the overpayment or underpayment has been paid into either the Approval Escrow or the IRS Audit Escrow Account, they will provide joint instructions to the escrow agent to implement the agreements in this Section 14.2. If at any time Investor is determined, other than as described in Section 12, to have paid WRI any amount which could have been deferred pursuant to the Fixed Payment Note, with respect to any Fixed Payment Obligation, by reason of correction in the information provided in the Quarterly Report, but excluding any overpayment occurring by reason of the matters dealt with in Section 12 above, Investor shall be entitled to offset such amount against future payments due under the Fixed Payment Obligation.
          14.3 Sales to Unrelated Persons. All sales by Absaloka of Indian Coal mined from the Sublease pursuant to coal sales contracts that have been or will be assigned to Absaloka or that may be entered into in the future regarding sales of Indian Coal which is produced from the Absaloka Mine prior to January 1, 2013 will be made to an unrelated third party in accordance with IRC §§ 45(e)(4) and 45(e)(10)(A).
          14.4 Duration of Sublease. WRI covenants to Investor that the Sublease will remain in effect until September 30, 2013 other than as a result of the failure of a Second Payment Condition; provided, however, that the sole remedy of Investor in the event of breach of this covenant will be to require a Breach Liquidation of Absaloka.
          14.5 Assignment of Coal Sales Agreements. WRI shall use commercially reasonable efforts to obtain the assignment to Absaloka of any contracts for the sale of coal produced from the Sublease that have not been previously assigned to Absaloka. WRI shall agree with or stipulate to the customer under any such assigned coal supply agreement that WRI shall remain responsible to the customer in the event Absaloka fails to perform under the coal supply agreement.
          14.6 No Cancellation of 2004 Exploration Agreement. WRI agrees that it will not invoke any right it may have under Section 21.3 of the 2004 Exploration Agreement to cancel the 2004 Exploration Agreement by reason of the failure to have obtained approval by the Secretary of Interior by the date specified in such Section.
          14.7 Extension of Credit. If the expiration date for the Indian Coal Production Tax Credit is extended, or if such Credit is made permanent, Investor, Absaloka, WRI Sub and WRI agree to negotiate in good faith for an extension of, amendment to, or modification of the transactions contemplated by this Agreement, and WRI agrees not to approach any alternative investor with respect to such a transaction, before the earliest to occur of (a) the conclusion of good faith negotiations with Investor (which conclusion shall be deemed to have occurred in any event three months following the date of enactment of the extension or making permanent of such Credit), (b) Payout, or (c) November 15, 2012.
     15. Apportionment of Liabilities and Obligations.
          15.1 Investor. Investor assumes and shall pay for all costs, expenses, liabilities and obligations accruing or relating to its WRI Membership Interest for periods on and after the Closing, and to the Option Interests for all periods after the date of the exercise of any Investor Option, including without limitation, all obligations arising under agreements covering or relating to such interests (collectively, the “Post-Acquisition Liabilities”). Investor shall also pay one-half of all liability for all transfer taxes, costs, assessments, fines and penalties, and “bulk sales act” or similar assessments, fines and penalties, if any, resulting from the transfer of the WRI Membership Interest and the Investor Options to Investor.
          15.2 WRI. WRI retains and shall pay for all costs, expenses, liabilities and obligations accruing or relating to its WRI Membership Interest for periods before the Closing, and WRI Sub retains and shall pay for all costs, expenses, liabilities and obligations accruing or relating to Membership Interests owned by it for periods before the exercise of any Investor Option, including without limitation, all obligations arising under agreements covering or relating to such interests (collectively, the “Pre-Acquisition Liabilities”). WRI and WRI Sub shall also pay one-half of all liability for all transfer taxes, costs, assessments, fines and penalties, and “bulk sales act” or similar assessments, fines and penalties, if any, resulting from the transfer of the WRI Membership Interest and the Investor Options to Investor.
     16. Indemnification. For the purposes of this Agreement, “Losses” shall mean any actual loss, cost and expense (including reasonable fees and expenses of attorneys, technical experts and expert witnesses), liability, and damage (including those arising out of demands, suits, or sanctions of every kind and character); provided, however, that in no event shall “Losses” be deemed to include (a) consequential damages, such as lost profits, lost value of Indian Coal Production Tax Credits (for which the sole remedy is set forth in Section 12) or lost business opportunities, (b) punitive damages, or (c) liabilities or damages to the extent covered by insurance or indemnification or contribution obligations from any other Person which are actually paid over to the Indemnified Party. To the extent this Agreement or the Restated Operating Agreement sets forth a limitation on damages for breach of a representation or warranty or otherwise, “Losses” shall not include any damages in excess of such limitation, and no claim may be made under this Section 16 for any such additional damages.
          16.1 Investor’s Indemnification of WRI. Investor shall indemnify, defend and hold harmless WRI and WRI Sub, their officers, directors, shareholders, employees, representatives, agents, successors and assigns, from and against all Losses, and statutory interest thereon, which arise from or in connection with (i) the Post-Acquisition Liabilities, and (ii) Investor’s breach of its representations, warranties and covenants in this Agreement.
          16.2 WRI’s Indemnification of Investor. WRI shall indemnify, defend and hold harmless Investor, its officers, directors, shareholders, employees, representatives, agents, successors and assigns, from and against all Losses, and statutory interest thereon, which arise from or in connection with (i) the Pre-Acquisition Liabilities, (ii) WRI’s, WRI Sub’s, or Absaloka’s breach of its respective representations, warranties and covenants in this Agreement or the Restated Operating Agreement and (iii) any liabilities to which Investor may become subject under the borrowing agreements between WRI and First Interstate Bank or any other lender to WRI.

          16.3 Procedure for Indemnification. If a complaint, claim or legal action, other than tax audits for which the exclusive remedy is set forth in Section 12 above, is brought or made by a third party (“Third Party Claim”) as to which WRI or Investor is entitled to indemnification hereunder (“Indemnified Party”), the Indemnified Party shall give written notice of such Third Party Claim to the indemnifying party (“Indemnifying Party”) promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the substantive rights of Indemnifying Party have been prejudiced thereby.
     The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and selects such counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless (i) specifically agreed in writing by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that, because of a conflict of interest between the Indemnifying Party and the Indemnified Party, counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party).
     The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within twenty-one (21) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.
     If the Indemnifying Party assumes the defense of such Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps reasonably necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement or any judgment in connection with such claim or litigation. The Indemnifying Party may not settle such Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such settlement involves solely the payment of money and the giving of customary releases which will not disadvantage the Indemnified Party in any manner.
     If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 16.3, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement, or for the amount of any judgment rendered with respect to such Third Party Claim, and for all reasonable costs and expenses incurred by the Indemnified Party in the defense of such claim, subject to the limitations on liability set forth herein.

          16.4 Maximum Indemnification Liability. The parties intend that any recovery under this Section 16 shall be without duplication of any recovery under the Restated Operating Agreement or any other source for the same claim, and that:
          (a) Except for liabilities arising out of breach of the representation and warranty in Section 11.15 relating to environmental matters, the aggregate indemnification liability of WRI and its Affiliates including, without limitation, WRI Sub, to Investor under Section 16.2 above shall not exceed the aggregate Equity Payment, Deferred Payments and all Option Purchase Prices paid by Investor to WRI and WRI Sub pursuant to this Agreement, as of the date the claim giving rise to such liability is made.
          (b) If Investor is liable under this Section 16 to indemnify WRI, the aggregate indemnification liability of Investor shall not exceed the aggregate amount which is actually accrued and due from Investor to WRI pursuant to this Agreement as of the date the claim giving rise to such liability is made.
          16.5 After-Tax Basis. For purposes of this Agreement, no damages shall be deemed to have been suffered by a party hereto with respect to any matter for which indemnification is sought to the extent that such party or its direct or indirect equity owner realizes any tax benefit relating thereto or arising therefrom. All indemnification payments made pursuant to this Section 16 shall be calculated and paid on an after-tax basis taking into account any state and federal income taxes imposed on any indemnification payments made pursuant to this Section 16, and taking into account all reimbursements, including insurance.
     17. Westmoreland Coal Company Guarantee. WCC hereby agrees that it will be responsible for the prompt payment by WRI of all of its obligations hereunder and under the Restated Operating Agreement in accordance with the terms hereof and thereof, as such agreements may be amended from time to time, and that upon default by WRI in such obligations, Investor may pursue remedies directly against WCC without the necessity of first pursuing and exhausting remedies against WRI.
     18. Miscellaneous.
          18.1 Further Assurances. WRI, WRI Sub, Investor and Absaloka shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intents of this Agreement and any document, certificate or other instrument delivered pursuant hereto.
          18.2 Notices. All notices under this Agreement shall be in writing and given by facsimile, registered or certified mail, postage prepaid, or by national overnight courier, to the party or parties for whom the notices are intended. Notices shall be effective when delivered to the recipient at the following addresses:
If to WRI, WRI Sub or Absaloka:
WESTMORELAND RESOURCES, INC.
Two North Cascade Avenue
Colorado Springs, Colorado 80903
Attention: Mike Kegley, Esq.
Telephone: (719) 442-2600
Fax: (719) 448-8097
with a copy to:
Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attention: Larry Nemirow, Esq.
Telephone: (303) 892-7443
Fax: (303) 893-1379

If to Investor:
Feedstock Investments IV, LLC
82 Devonshire Street R7E
Boston, MA 02109-3614
Attention: Michael Kearney
Telephone: 617-563-8769
Fax: 617-385-1054
with a copy to:
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: Christopher C. Curtis, Esq.
Telephone: (617) 338-2839
Fax: (617) 338-2880
Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.
          18.3 Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any instrument or document delivered pursuant to this Agreement have been relied upon by the parties hereto and shall survive the execution of this Agreement as follows: (i) the representations and warranties contained in Sections 11.15, 11.16 and 11.18 hereof shall survive until the expiration of any applicable statute of limitations, if any, taking into account any extension of such statute of limitations; (ii) the representations and warranties contained in Section 11.4 hereof shall survive forever; and (iii) all other representations and warranties shall survive for a period of two (2) years after the Closing of this Agreement (collectively, the “Survival Period”) and shall not survive thereafter; provided, however, any claim made prior to the expiration of the Survival Period shall survive until the final resolution thereof. Any claim or cause of action (including, without limiting the generality of the foregoing, a claim for indemnification pursuant to Section 16) based upon or arising out of a breach of a representation or warranty made hereunder or in any instrument or document delivered pursuant hereto must be made within the Survival Period or the party against which such claim is made shall have no liability with respect thereto.
          18.4 Confidentiality. The parties hereto shall keep this Agreement confidential except to the extent each may be required to disclose the contents hereof to appropriate governmental authorities, the Crow Tribe, the IRS or to the extent required in the operation of the Sublease, by law, regulation or order, in connection with obtaining third party consents and other matters, or in connection with any public announcement issued in accordance with Section 18.5 hereof. Notwithstanding the foregoing, each party hereto may consult with any tax advisor or legal counsel with respect to the transaction contemplated hereby, subject to obtaining agreements by such advisors and legal counsel to retain the confidentiality of the Agreement and related documents.
          18.5 Announcements. WRI and Investor shall consult with each other regarding all press releases and other public announcements issued at, prior to or following execution of this Agreement or the transactions contemplated hereby (including announcements in filings made with the Securities and Exchange Commission), except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange. Subject to the immediately preceding provisions of this Section 18.5, neither Investor nor WRI shall issue any such press release or other public announcement without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.
          18.6 Assignment. Except as provided in the Restated Operating Agreement, neither Investor, on the one hand, nor WRI, WRI Sub or Absaloka (the “WRI Parties”), on the other hand, may assign its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other.

          18.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and, subject to Section 18.6 hereof, their permitted assigns.
          18.8 Complete Agreement; Conflicts. When executed by the authorized representatives of the parties hereto, this Agreement, the Exhibits and Schedules attached hereto, the documents to be delivered pursuant hereto, and the Restated Operating Agreement shall constitute the complete agreement between the parties, and all prior or contemporaneous discussions, understandings, agreements or undertakings are merged hereunder and are superseded hereby. This Agreement may be amended only by a writing signed by the parties. In the event of a conflict between this Agreement and the Restated Operating Agreement, this Agreement shall prevail as to matters related primarily to the terms of the purchase and sale of the WRI Membership Interest, and the Restated Operating Agreement shall prevail as to matters related primarily to the affairs of Absaloka.
          18.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.
          18.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.
          18.11 Definitions.
          (a) The following terms used in this Agreement are defined in the sections of this Agreement referenced below:

Defined Term	Section of this Agreement
Absaloka	Preamble
Absaloka Breach Liquidation Event Occurrence Notice	Section 7.3
Agreement	Preamble
Approval Escrow	Section 4.1
BIA Approval	Section 4.1
Booked-Up Capital Account	Section 7.2(a)
Breach Liquidation Event	Section 7.1
Buyout Closing	Section 9.3
Buyout Notice	Section 9.1
Buyout Option	Section 9.1
Buyout Period	Section 9.1
Buyout Price	Section 9.2
CERCLA	Section 11.15
Change in Law	Section 4.2(h)(ii)
Closing	Section 3
Code	Section 4.2(c)
Company	Preamble
Conclusion of a Tax Audit	Section 12.3(b)
Contingent Payment Obligation	Section 4.2(a)
Deferred Payments	Section 4.2(a)
Deferred Payment Obligations	Section 4.2(a)
Deferred Payment Note	Section 4.2(a)
Disallowance Event	Section 12.3(c)(ii)
Disqualification Event	Section 12.3(c)(i)
Environmental Laws	Section 11.15
Equity Payment	Section 4.1
Escrow Commencement Date	Section 12.3
Escrowed Funds	Section 12.3(a)
Escrow Period	Section 12.3(a)
Favorable Ruling	Section 4.1
Fixed Payment Note	Section 4.2(a)
Fixed Payment Obligation	Section 4.2(a)
Guaranteed Amount	Section 4.2(e)
Indemnified Party	Section 16.3
Indemnifying Party	Section 16.3
Indian Coal	Section 4.2(c)
Indian Coal Production Tax Credits	Section 4.2(c)
Invoice	Section 4.2(d)
IRC	Section 4.2(c)
IRR Payment	Section 7.2(c)
IRS	Section 4.1
IRS Audit Escrow Account	Section 12.3
IRS Audit Escrow Agreement	Section 12.3
IRS Audit Escrow Amount	Section 12.3(a)

Defined Term	Section of this Agreement
Investor	Preamble
Investor Options	Section 5(a)
Investor Parent	Section 4.2(e)
Investor Parent Guaranty	Section 4.2(e)
Investor Pledge	Section 4.2(e)
Laws	Section 11.15
Losses	Section 16
Maturity Date	Section 4.2(b)
Member Assignment	Section 1
Option Interest	Section 5(a)
Option Notice	Section 5(b)
Options Price	Section 5(a)
Original Operating Agreement	Recitals
Permitted Encumbrance	Section 11.6
Pre-Acquisition Liabilities	Section 15.2
Post-Acquisition Liabilities	Section 15.1
Private Letter Ruling	Section 4.1
Projected Payout Date Notice	Section 5(b)
Quarterly Report	Section 14.1
RCRA	Section 11.15
Restated Operating Agreement	Recitals
Second Payment Conditions	Section 4.1
Success Ratio	Section 12.3(c)(iii)
Survival Period	Section 18.3
Tax Payment Note	Section 12.3(a)(i)
Termination Events	Section 4.2(g)
Third Party Claim	Section 16.3
2004 Exploration Agreement	Section 11.21
WCC	Preamble
Withdrawal Notice	Section 8.1
WRI	Preamble
WRI Membership Interest	Section 2
WRI Parties	Section 18.6
WRI Sub	Preamble
     The following terms used in this Agreement are defined in the sections of the Restated Operating Agreement referenced below:

Defined Term	Section of Restated Operating Agreement
Business Day	2.1
Cash Deficit	2.1
Cash Payout	2.1
Change in Law	2.1

Defined Term	Section of Restated Operating Agreement
Coal Options	2.1
Credit Disallowance Period	2.1
Crow Sublease	2.1
First Crow Lease	2.1
Internal Rate of Return	2.1
Lien	2.1
Material Adverse Effect	2.1
Membership Interest	2.1
Mining Contract	2.1
Projected Payout Date	2.1
Sales Agency Agreement	2.1
Second Crow Lease	2.1
Sharing Percentage	2.1
South Extension	2.1
Sublease	2.1
          18.12 Disputes.
          (a) The parties shall seek to resolve any disputes or claims arising in connection with this Agreement amicably through discussions among the parties. No breach shall be deemed to occur hereunder until the party alleged to be in breach is given at least 30 days prior written notice describing such dispute or claim. A party’s exercise of its judgment as provided herein shall not be subject to any dispute or claim.
          (b) If any dispute or claim is not settled or cured within the 30-day period contemplated in Section 18.12(a), either party may commence adjudication in federal or state courts in Delaware.
          18.13 Knowledge of WRI and Affiliates. For purposes of this Agreement, the knowledge of WRI, WRI Sub or Absaloka shall be the actual or constructive knowledge of the officers, directors or managers of such party, after making reasonable inquiry or investigation.
     EXECUTED as of the date first above mentioned.

WRI: WESTMORELAND RESOURCES, INC.
By:	/s/ Morris W. Kegley
Name:	Morris W. Kegley
Title:	Vice President and General Counsel

ABSALOKA: ABSALOKA COAL, LLC
By:	/s/ Todd A. Myers
Name:	Todd A. Myers
Title:	Vice President

WRI SUB: WRI PARTNERS, INC.
By:	/s/ Morris W. Kegley
Name:	Morris W. Kegley
Title:	General Counsel and Secretary

WCC: WESTMORELAND COAL COMPANY
By:	/s/ Douglas P. Kathol
Name:	Douglas P. Kathol
Title:	Vice President, Finance and Treasurer

INVESTOR: FEEDSTOCK INVESTMENTS IV, LLC By its Manager
By:	/s/ Gary L. Greenstein
Name:	Gary L. Greenstein
Title:	Attorney-in-Fact
For Section 4.2(e) only

INVESTOR PARENT:
By:	/s/ J. Gregory Wass
Name:	J. Gregory Wass
Title:	Asst. Treasurer

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